SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ACTIONPOINT, INC.
 (Name of Registrant as Specified in its Charter)

__________________________________________________________________________
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ACTIONPOINT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 20, 2001

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of ACTIONPOINT, INC. (the "Company"), which will be held at the Company's principal executive offices, 1299 Parkmoor Avenue, San Jose, California 95126 at 9:00 a.m. on June 20, 2001, for the following purposes:

  To elect directors to serve for the ensuing year or until their successors are elected;

  To approve an amendment to the Company's 1993 Stock Option/Stock Issuance Plan to increase the number of shares of Common Stock available for issuance thereunder by 150,000 shares;

  To approve an amendment to the Company's 1998 Employee Stock Purchase Plan to increase the number of shares of Common Stock available for issuance thereunder by 100,000 shares;

  To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending December 31, 2001; and

  To act upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 30, 2001, as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

Representation of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Kimra Hawley
President and Chief Executive Officer

San Jose, California

May 4, 2001

Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS OF
ACTIONPOINT, INC.

To Be Held June 20, 2001

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ACTIONPOINT, INC. ("ActionPoint") or the "Company") of proxies to be voted at the Annual Meeting of Stockholders, which will be held at 9:00 a.m. on June 20, 2001, at the Company's principal executive offices, 1299 Parkmoor Avenue, San Jose, California, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about May 4, 2001.

VOTING RIGHTS AND SOLICITATION

The close of business on April 30, 2001, was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, ActionPoint had 4,273,606 shares of its common stock, $0.01 par value per share (the "Common Stock"), issued and outstanding, exclusive of treasury stock. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

Shares of the Company's Common Stock represented by proxies in the accompanying form that are properly executed and returned to ActionPoint will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1-- Election of Directors," FOR approval of the amendment to the ActionPoint 1993 Stock Option/Stock Issuance Plan as described herein under "Proposal 2--Approval of Amendment to the 1993 Stock Option/Stock Issuance Plan," FOR approval of the amendment to the ActionPoint 1998 Employee Stock Purchase Plan as described herein under "Proposal 3--Approval of the amendment to the 1998 Employee Stock Purchase Plan," and FOR ratification of the selection of accountants as described herein under "Proposal 4--Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted.

The entire cost of soliciting proxies will be borne by ActionPoint. Proxies will be solicited principally through the use of the mails but, if deemed desirable, may be solicited personally or by telephone, facsimile or special letter by officers and regular ActionPoint employees for no additional compensation. The Company has engaged ADP Investor Communications Services ("ADP") to provide routine advice and services for proxy distribution and collection. ADP will receive approximately $5,000 from the Company for such advice and services. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

Votes Required

Proposal 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The seven nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

Proposal 2. Approval of the adoption of the amendment to the Company's 1993 Stock Option/Stock Issuance Plan requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against the proposal. Broker non-votes will be treated as not entitled to vote on this matter and thus will have no effect on the outcome of the vote.

Proposal 3. Approval of the adoption of the amendment to the Company's 1998 Employee Stock Purchase Plan requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against the proposal. Broker non-votes will be treated as not entitled to vote on this matter and thus will have no effect on the outcome of the vote.

Proposal 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001, requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered at the 2002 Annual Meeting of Stockholders must be received by ActionPoint no later than December 21, 2001. The proposal must be mailed to the Company's principal executive offices, 1299 Parkmoor Avenue, San Jose, California 95126, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

The nominees for the Board of Directors (the "Board") are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Nominees to Board of Directors

                                       Director
                Name                    Since       Age
------------------------------------  ----------  --------
James Crawford, III.................       1991        55
John Finegan........................       1997        51
Kimra D. Hawley.....................       1998        44
Johannes P. Schmidt.................       1998        36
Bruce Silver........................       1995        52
Daniel D. Tompkins..................       1992        60
Thomas T. van Overbeek..............       1988        51

Mr. Crawford has been a director since February 1991. He is a general partner of Frontenac Company, a venture capital fund that he joined in September 1992. From February 1984, to August 1992, Mr. Crawford was a general partner of William Blair Venture Management Co. ("Blair Management Co."), the general partner of William Blair Venture Partners III, a venture capital fund. He was also a managing partner of William Blair & Company, an investment bank and brokerage affiliated with Blair Management Co., from January 1987, to August 1992.

Mr. Finegan joined the Company in July 1989, was elected Chief Financial Officer in July 1990 and was elected to the Board in June 1997. Mr. Finegan was elected Secretary in June 1993. From September 1988 until joining ActionPoint, Mr. Finegan was a self-employed financial consultant. From March 1984 to September 1988, he was Vice President for the Paradise Systems Division of Western Digital Corporation, a developer of computer peripherals. Mr. Finegan holds B.S. in Engineering from Tufts University and a M.B.A. from the University of Massachusetts.

Ms. Hawley joined the Company in February 1992 as the Product Marketing Director, became Vice President of ActionPoint's Input Subsystems and Software Tools in November 1994 and in November 1996 was appointed Senior Vice President and General Manager for ActionPoint's Software Division. In April 1998, Ms. Hawley became Chief Executive Officer and President and was also elected to the Board. Prior to joining ActionPoint, Ms. Hawley was a principal in MarketBound Associates, a marketing consulting firm. Ms. Hawley holds a B.S. in Psychology from Pittsburgh State University.

Mr. Schmidt joined the Company in June 1994 when the company he founded, Pixel Translations, was acquired. In1995, Mr. Schmidt assumed the role of Vice President of Software Development and in November 1996 was appointed Chief Technical Officer and was elected to the Board in November 1998. Mr. Schmidt founded Pixel Translations in 1990 and served as its President and Chief Executive Officer. Previously, Mr. Schmidt held senior engineering positions at Calera Recognition Systems, which is now a part of Caere Corporation, a developer of recognition software. Mr. Schmidt holds a B.S. in Engineering and Applied Science from the California Institute of Technology.

Mr. Silver has been a director since July 1995. Since October 1994, Mr. Silver has been a principal of Bruce Silver Associates, an e- business consulting firm that he founded in 1994. Prior to founding Bruce Silver Associates, Mr. Silver was a vice president of BIS Strategic Decisions from May 1990, until October 1994.

Mr. Tompkins has been a director since June 1992. Since June 1994, Mr. Tompkins has been the managing general partner of DT Associates, a partnership, which is the managing general partner of Novus Ventures, a venture capital partnership licensed as an S.B.I.P. by the Small Business Administration. From March 1988, until October 1993, he was the managing general partner of DSC Associates, which was the general partner of DSC Ventures, a venture capital firm. Mr. Tompkins is a director of two private companies.

Mr. van Overbeek joined the Company as President and was elected to the Board of Directors in 1988. He was elected Chief Executive Officer in July 1990. Upon completion of the sale of the Company's display products division in 1998, Mr. Van Overbeek resigned as President and CEO and became Chairman of the Board of Directors. Mr. Van Overbeek was most recently the Chief Executive Officer of Wavtrace, Inc. Prior to joining ActionPoint, Mr. van Overbeek held various positions from March 1984, to May 1988, at Western Digital Corporation in the Paradise Systems Division, most recently as President of Paradise Systems.

Mr. van Overbeek, Chairman of the Board of Directors of the Company, is married to Ms. Hawley, President and Chief Executive Officer.

Board Meetings and Committees

During the fiscal year ended December 31, 2000, the Board of Directors of the Company held a total of six meetings. During this period, all directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board of which they were members.

The Company has an Audit Committee and a Compensation Committee of the Board of Directors. There is no nominating committee or committee performing the functions of such committee.

The Audit Committee meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, consisting of Mr. Crawford, Mr. Tompkins and Mr. Silver, held one meeting during fiscal 2000.

The Compensation Committee reviews and approves the Company's compensation arrangements for management. This Committee, consisting of Mr. Crawford and Mr. Tompkins, held two meetings during fiscal 2000.

Director Remuneration

Non-employee members of the Board are each paid a fee of $3,000 per calendar quarter and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at Board and committee meetings.

Under the automatic option grant program in effect under the Company's 1993 Stock Option/Stock Issuance Plan, an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 10,000 shares of the Company's Common Stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 2,500 shares at each Annual Stockholders Meeting at which he or she continues to serve as a non-employee Board member. See Proposal 2.

No other compensation is paid to the non-employee members of the Board with respect to their service on the Board.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL 2:

APPROVAL OF AMENDMENT TO THE 1993 STOCK OPTION/STOCK ISSUANCE PLAN

The stockholders are being asked to vote on a proposal to amend the 1993 Stock Option/Stock Issuance Plan (the "1993 Plan"). The 1993 Plan was amended by the Board of Directors (the "Board") on April 24, 2001, to increase the number of shares of Common Stock authorized for issuance thereunder by 150,000 shares to 3,274,852 shares. The 1993 Plan was adopted by the Board on August 11, 1993, to be effective on September 8, 1993 (the date of the Company's initial public offering, the "Effective Date") to provide a means whereby employees, officers, directors, consultants, and independent advisers of the Company or parent or subsidiary corporations may be given an opportunity to purchase shares of Common Stock. The Board believes the amendment is necessary in order to provide the Company with a sufficient reserve of Common Stock for future option grants needed to attract, employ, and retain employees, directors, and consultants of outstanding ability.

The principal terms and provisions of the 1993 Plan, as modified by the recent amendment, are summarized below. The summary, however, does not purport to be a complete description of all the provisions of the 1993 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's principal executive offices in San Jose.

Structure

The 1993 Plan includes three separate equity incentive programs: (i) a Discretionary Option Grant Program, under which eligible individuals may be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) an Automatic Option Grant Program, under which option grants will automatically be made to eligible non-employee members of the Board to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date, and (iii) a Stock Issuance Program, under which eligible individuals may be issued shares of Common Stock directly, through the immediate purchase of the shares or as a bonus tied to the performance of services or the Company's attainment of financial objectives, at a price not less than 85% of their fair market value on the stock issuance date.

Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code (the "Code") or non-statutory options not intended to satisfy such requirements. All grants under the Automatic Option Grant Program will be non-statutory options.

Securities Subject to the 1993 Plan

3,124,852 shares of Common Stock have been reserved for issuance over the ten-year term of the 1993 Plan. If Proposal 2 is approved, that number will increase by 150,000 shares to 3,274,852 shares. The 1993 Plan has been amended on several prior occasions, including an amendment to increase the share reserve by 150,000 shares, approved in 2000. As of March 31, 2001, all of the shares reserved under the 1993 Plan except for 28,968 were either issued or subject to outstanding option grants.

Shares of Common Stock will be drawn from either the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Company on the open market. Should an option (including outstanding options incorporated into the 1993 Plan from the predecessor plans) expire or terminate for any reason prior to exercise in full (including options canceled in accordance with the cancellation-regrant provisions of the 1993 Plan), the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 1993 Plan. Shares subject to any option surrendered or canceled in accordance with the stock appreciation right provisions of the 1993 Plan and all stock issuances under the 1993 Plan, whether or not the shares are subsequently reacquired by the Company pursuant to its repurchase rights under the 1993 Plan, will reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance.

No individual participating in the 1993 Plan may be granted stock options and direct stock issuances for more than 500,000 shares of Common Stock in the aggregate over the term of the 1993 Plan, exclusive of option grants or stock awards made prior to January 1, 1996.

Securities Subject to Other Option Plans

In addition to shares available under the 1993 Plan, 700,000 shares of Common Stock have been reserved for issuance under the 1999 Stock Option Plan (the "1999 Plan"). As of March 31, 2001, additional options could be granted and issuances of restricted stock could be made for up to an aggregate of 39,302 shares of Common Stock under the 1999 Plan. ActionPoint's employees and consultants are eligible for awards under the 1999 Plan as long as they are not members of the Board of Directors or officers who are not eligible for such awards under the rules of the National Association of Securities Dealers.

Plan Administration

The 1993 Plan (other than the Automatic Option Grant Program) is administered by a committee (the "Committee") comprised of two or more non-employee Board members appointed by the Board. The Committee has discretion (subject to the provisions of the 1993 Plan) to authorize stock option grants and direct stock issuances. The 1993 Plan may be administered with respect to participants who are not directors by a secondary committee comprised of two or more Board members or by the full Board. All grants under the Automatic Option Grant Program will be made in compliance with the provisions of the program, and no administrative discretion will be exercised with respect to the automatic grants.

The Committee (or Board or secondary committee to the extent acting as plan administrator) has full authority (subject to the express provisions of the 1993 Plan) to determine the eligible individuals who are to receive grants under the 1993 Plan and stock awards under the Stock Issuance Program, the number of shares to be covered by each granted option and stock award, the date or dates on which each option is to become exercisable, the maximum term for which each option is to remain outstanding, whether a granted option will be an incentive stock option ("Incentive Stock Option") which satisfies the requirements of section 422 of the Code or a non-statutory option not intended to meet such requirements, and the remaining provisions of the option grant or stock issuance.

Eligibility

Officers and other employees, non-employee members of the Board who do not serve on the Committee, and independent consultants and advisors to the Company (or any parent or subsidiary corporation) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Board who were never employed by the Company participate in the Automatic Option Grant Program.

As of March 31, 2001, it was estimated that nine executive officers and approximately 140 other employees were eligible to participate in the 1993 Plan and three non-employee Board members were eligible to participate in the Automatic Option Grant Program.

Valuation

The fair market value per share of Common Stock on any relevant date under the 1993 Plan will be the closing price per share on that date on The Nasdaq National Market ("Nasdaq"). If there is no reported closing price for such date, then the closing price for the last previous date for which such quotation exists will be determinative of fair market value. The fair market value of Common Stock on March 30, 2001, as reported on Nasdaq, was $5.44 per share.

Discretionary Option Grant Program

Price and Exercisability

Under the Discretionary Option Grant Program, the exercise price per share of Common Stock subject to an Incentive Stock Option may not be less than 100% of the fair market value per share on the grant date. The exercise price per share of the Common Stock subject to a non-statutory option may not be less than 85% of the fair market value of that security on the grant date, except that grants intended to be exempt from the $1 million limitation on compensation deductions will be made at 100% of fair market value. No option will have a maximum term in excess of ten years measured from the grant date. The Committee has discretion to grant options (i) that are immediately exercisable for vested or unvested shares or (ii) that become exercisable in installments for vested shares over the optionee's period of service.

The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to effect the immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The Committee may also assist any optionee (including an officer or director) in the exercise of his or her outstanding options by (a) authorizing a Company loan to the optionee, or (b) permitting the optionee to pay the exercise price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Committee in its sole discretion.

The Committee will have the authority to effect, on one or more separate occasions, the cancellation of outstanding options under the Discretionary Option Grant Program (including outstanding options incorporated from the predecessor plans) and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

Termination of Service.

Any option held by the optionee at the time of cessation of service will normally not remain exercisable beyond the limited period designated by the Committee (not to exceed 36 months) at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares in which the optionee is vested at the time of cessation of service. Under no circumstances, however, may any option be exercised after the specified expiration date of the option term. The Committee may extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or accelerate the exercisability of such options in whole or in part at any time while the options remain outstanding.

Any unvested shares of Common Stock will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The Committee will have complete discretion in establishing the vesting schedule for any such unvested shares and will have full authority to cancel the Company's outstanding repurchase rights with respect to those shares in whole or in part at any time.

The optionee does not have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

Incentive Stock Options.

Incentive Stock Options may only be granted to individuals who are employees of the Company or its parent or subsidiary corporations. During any calendar year, the aggregate fair market value (determined as of the grant date(s)) of the Common Stock for which one or more options granted to any employee under the 1993 Plan (or any other option plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as Incentive Stock Options cannot exceed $100,000.

Tandem Stock Appreciation Rights.

The Committee is authorized to issue tandem stock appreciation rights in connection with option grants under the Discretionary Option Grant Program. Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such vested shares. Such appreciation distribution may, in the discretion of the Committee, be made in cash or in shares of Common Stock.

Limited Stock Appreciation Rights.

Officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may be granted limited stock appreciation rights in connection with their option grants, at the discretion of the Committee. Any option with such a limited stock appreciation right in effect for at least six months may be surrendered to the Company upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of the Company's outstanding securities. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per vested share of Common Stock subject to the surrendered option equal to the excess of (i) the price per share of Common Stock paid in such hostile tender offer over (ii) the option exercise price.

Automatic Option Grant Program

Under the Automatic Option Grant Program, each individual who becomes a non-employee Board member, whether through election by the Company's stockholders or appointment by the Board, will automatically be granted at the time of such election or appointment a non-statutory option to purchase 10,000 shares of Common Stock. On the date of each Annual Stockholders Meeting, each individual who is then serving as a non-employee Board member, whether or not standing for re-election at that meeting, will automatically be granted a non-statutory option to purchase 2,500 shares of Common Stock, provided such individual has served as a Board member for at least six months. No non-employee Board member who has previously been in the employ of the Company or any parent or subsidiary corporation will be eligible to receive an automatic option grant.

The exercise price per share of the Common Stock subject to an automatic option grant will equal the fair market value per share of Common Stock on the automatic grant date. Each option will have a term of ten years measured from the grant date. Each 10,000-share option will become exercisable for the option shares in a series of four equal annual installments over the first four years of the optionee's period of Board service. Each 2,500-share option will become exercisable for the option shares on the fourth anniversary of the automatic grant date provided the optionee remains in Board service. The option will remain exercisable for a three-month period following the optionee's cessation of Board service for any reason other than death and for a twelve- month period following death. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) in which the optionee is vested at the time of the optionee's cessation of Board service. However, should the optionee die while serving as a Board member and holding one or more automatic option grants that had been outstanding for at least one year, then each such option will become fully vested and remain exercisable for a twelve-month period following such optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance.

Each automatic option grant will become exercisable in full upon the occurrence of certain changes in control or ownership of the Company, as explained in more detail below in the subsection entitled "Option/Vesting Acceleration." Upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of the Company's outstanding securities, each automatic option grant that has been outstanding for at least six months may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (i) the price per share of Common Stock paid in such tender offer over (ii) the exercise price payable for such share.

Stock Issuance Program

Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of the fair market value, payable in cash or through a promissory note payable to the Company, or as a bonus for past services. Shares issued under the Stock Issuance Program may either be vested upon issuance or subject to a vesting schedule tied to the participant's period of service or the attainment of designated performance goals. Unvested shares will be subject to certain transfer restrictions and to repurchase or cancellation by the Company upon either the participant's cessation of service prior to vesting in those shares or the non-attainment of the applicable performance goals. The Committee has discretion to accelerate the vesting of any issued shares in whole or in part at any time. Individuals holding shares under the Stock Issuance Program will have full stockholder rights with respect to those shares, whether the shares are vested or unvested.

General Provisions

Option/Vesting Acceleration

Outstanding options under the 1993 Plan will become immediately exercisable in full, and unvested shares issued under the 1993 Plan will become fully vested, in the event of certain changes in the ownership or control of the Company. The transactions that will trigger such option/vesting acceleration are as follows:

Corporate Transaction: any one of the following stockholder-approved transactions:

  a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated,

  the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company, or any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to the merger.

Change in Control: a change in ownership or control of the Company effected through either of the following transactions:

  any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders, which the Board does not recommend such stockholders to accept; or

  a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

Immediately following the consummation of a Corporate Transaction, all outstanding options under the 1993 Plan will, to the extent not previously exercised by the optionees or assumed by the successor corporation (or its parent company), terminate and cease to be exercisable. Options under the 1993 Plan that are accelerated in connection with a Change in Control will remain so exercisable until the expiration or sooner termination of the option term.

The acceleration of options or vesting of shares in the event of a Corporate Transaction or Change in Control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Changes in Capitalization

In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1993 Plan, (ii) the maximum number and/or class of securities for which any one individual may be granted stock options and direct share issuances in the aggregate over the term of the 1993 Plan, (iii) the number and/or class of securities and price per share in effect under each outstanding option, including options from the predecessor plans incorporated into the 1993 Plan, and (iv) the number and/or class of securities for which automatic option grants will subsequently be made under the Automatic Option Grant Program to each non-employee Board member.

Special Tax Election

The Committee may provide one or more holders of non- statutory options or unvested shares under the Discretionary Option Grant or Stock Issuance Program with the right to have the Company withhold a portion of the shares of Common Stock otherwise issuable to such individuals in satisfaction of the Federal, state and local income and employment tax liability incurred by such individuals in connection with the exercise of those options or the vesting of the shares. Alternatively, the Committee may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

Amendment and Termination

The Board may amend or modify the 1993 Plan in any or all respects whatsoever. However, no such amendment may adversely affect the rights of existing optionees or holders of unvested shares without their consent. In addition, the Board may not, without the approval of the Company's stockholders, (i) materially increase the maximum number of shares issuable under the 1993 Plan (except in connection with certain changes in the Company's capital structure), (ii) materially modify the eligibility requirements for option grants or share issuances or (iii) otherwise materially increase the benefits accruing to participants under the 1993 Plan.

Unless sooner terminated by the Board, the 1993 Plan will in all events terminate on August 10, 2003. Each stock option or unvested share issuance outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grant or issuance.

As of March 30, 2001, options covering 2,467,000 shares were outstanding under the 1993 Plan, 179,000 shares remained available for future grants, assuming approval of Proposal 2, and 629,000 shares have been issued under the 1993 Plan. The expiration dates for all such options range from August 10, 2003 to March 30, 2011.

New Plan Benefits

Because the 1993 Plan is discretionary, benefits to be received by individual optionees are not determinable. However, each of Messrs. Crawford, Silver and Tompkins will receive an option grant to purchase 2,500 shares under the Automatic Option Grant Program on the date of the Annual Meeting, with an exercise price per share equal to the closing price per share of Common Stock on the date of the Annual Meeting. To date, no options have been granted with respect to the 150,000-share increase in the 1993 Plan's reserve being submitted to the stockholders as Proposal 2.

Federal Income Tax Consequences of Options Granted under the 1993 Plan

Options granted under the 1993 Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options that are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price paid for those shares will constitute an adjustment to income for purposes of the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then generally the excess of (i) the fair market value of those shares on the date the option was exercised over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares by the Company's executive officers will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee (if an employee or former employee) will be required to satisfy the tax withholding requirements applicable to such income.

Special provisions of the Internal Revenue Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are subject to repurchase by the Company. These special provisions may be summarized as follows:

    If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee's termination of service prior to vesting in such shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date such repurchase right lapses with respect to such shares over (b) the exercise price paid for the shares.

    The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company's repurchase right) over (b) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Stock Appreciation Rights. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

Stock Issuances. The tax principles applicable to direct stock issuances under the 1993 Plan will be substantially the same as those summarized above for the exercise of nonstatutory option grants.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the 1993 Plan.

PROPOSAL 3:

APPROVAL OF THE AMENDMENT TO 1998 EMPLOYEE STOCK PURCHASE PLAN

The stockholders are being asked to vote on a proposal to amend the 1998 Employee Stock Purchase Plan (the "ESPP"). The Board of Directors adopted the ESPP in March of 1998 to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. The principal provisions of the ESPP are summarized below. The summary, however, does not purport to be a complete description of the ESPP. Any stockholder who would like to obtain a copy of the plan text may request one in writing from the Corporate Secretary at the Company's principal offices in San Jose.

Summary of ESPP

The ESPP became effective on July 1, 1998, and replaced an employee stock purchase plan that the Company maintained since 1993. Under the ESPP, 50,000 shares of Common Stock are available for issuance during each semi-annual accumulation period. Shares that are not used during a semi-annual accumulation period may not be carried forward to any subsequent accumulation period. A total of 350,000 shares are available for issuance during the life of the Plan, including the 100,000-share increase being submitted to the stockholders for approval. All employees who work more than 20 hours per week and more than five months per year, and who have completed at least 30 days of service (approximately 150 individuals) are eligible to participate in the ESPP.

Eligible employees may contribute up to 10% of their base salaries to the ESPP. Amounts withheld are applied at the end of every six- month accumulation period to purchase shares of Common Stock, but not more than 1,000 shares per accumulation period. The value of the Common Stock (determined as of the beginning of the offering period) that may be purchased by any participant in a calendar year is limited to $25,000. The closing price of Common Stock was $5.44 per share on March 30, 2001. Participants may withdraw their contributions at any time before stock is purchased.

The purchase price is equal to 85% of the lower of (a) the market price of Common Stock immediately before the beginning of the applicable offering period or (b) the market price of Common Stock at the time of the purchase. In general, each offering period is 24 months long, but a new offering period begins every six months. Thus up to four overlapping offering periods may be in effect at the same time. An offering period continues to apply to a participant for the full 24 months, unless the market price of Common Stock is lower when a subsequent offering period begins. In that event, the subsequent offering period automatically becomes the applicable period for purposes of determining the purchase price.

The Board of Directors may amend any provision of the ESPP. Amendments do not require stockholder approval, unless the aggregate number of shares of Common Stock available for purchase under the ESPP is increased. The ESPP may be terminated at any time by the Board of Directors.

New Plan Benefits

Since purchase rights are subject to discretion, including an employee's decision not to participate in the ESPP, awards under the ESPP for the current fiscal year are not determinable. No purchase rights have been granted to date under the ESPP with respect to the 100,000-share increase in the ESPP's reserve being submitted to the stockholders as Proposal 3.

Federal Income Tax Consequences

The following is a general description of certain federal income tax consequences of the ESPP. This description does not purport to be complete.

The ESPP is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. No income is recognized by a participant at the time a right to purchase shares is granted. Likewise, no taxable income is recognized at the time of the purchase, even though the purchase price reflects a discount from the market value of the shares at that time.

A participant must recognize taxable income upon a disposition of shares acquired under the ESPP. The tax treatment may be more favorable if the disposition occurs after the holding-period requirements of section 423 have been satisfied (a "qualifying disposition"). To satisfy the holding-period requirements of section 423, shares acquired under the ESPP cannot be disposed of within two years after the first day of the offering period during which the shares were purchased nor within one year after the shares were purchased. The U.S. income tax consequences of a qualifying disposition are as follows:

The participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the purchase price or (b) 15% of the fair market value of the shares on the first day of the applicable offering period. The Company will not be entitled to any deduction under these circumstances. The excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized (as described above) will be taxed as a long-term capital gain. If a taxable disposition produces a loss (i.e., the fair market value of the shares on the date of the disposition is less than the purchase price) and the disposition involves certain unrelated parties, then the loss will be a capital loss.

A participant who disposes of shares acquired under the ESPP without meeting the holding-period requirements makes a disqualifying disposition of such shares. The U.S. income tax consequences of a disqualifying disposition are as follows:

The entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed to the participant as ordinary income in the year of disposition. The Company will be entitled to a deduction for the same amount, subject to certain conditions. The excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain (long-term or short-term, depending on how long the shares have been held). If the value of the shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss (long- term or short-term, depending on the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the ESPP.

PROPOSAL 4:

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP served as independent public accountants for the Company for the fiscal year ended December 31, 2000. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of PricewaterhouseCoopers LLP by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 2001, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of PricewaterhouseCoopers LLP, the Board of Directors would reconsider such selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2001.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Management and Directors

The following table sets forth the beneficial ownership of the Company's Common Stock as of March 30, 2001, by each director, each executive officer named in the Summary Compensation Table in the "Executive Compensation" section below, and all directors and executive officers as a group. Subject to community property laws, all shares are subject to the named person's sole voting and investment power except where otherwise indicated.

                                                             Approximate
                                                  Shares       Percent
                                               Beneficially  Beneficially
  Name and Address of Beneficial Owner (1)      Owned (2)     Owned (2)
---------------------------------------------  ------------  ------------
James Crawford III (3)......................        38,900           *
Bruce Silver (4)............................        14,600           *
Daniel D. Tompkins (5)......................        71,000          1.66%
Thomas T. van Overbeek (6)..................       634,625         13.48%
John Finegan (7)............................       195,756          4.40%
Johannes P. Schmidt (8).....................       365,891          8.00%
Kimra D. Hawley (9).........................       634,625         13.48%
Joe Falk (10)...............................        94,262          2.16%
Stephan Francis (11)........................       284,604          6.38%
All current directors and executive
   officers as a group (13 persons) (12)....     2,021,831         34.94%

______________________________

* Less than one percent of the outstanding Common Stock.

  The address for each "Beneficial Owner" is 1299 Parkmoor Avenue, San Jose, California 95126.

  Percentage of beneficial ownership is calculated assuming 4,273,606 shares of Common Stock were outstanding on March 30, 2001. The number of shares beneficially owned includes shares which such individual has the right to acquire beneficial ownership of within sixty days of March 30, 2001, including but not limited to shares subject to a presently exercisable option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by General Rule 13d-3(1)(i) under the Securities Exchange Act of 1934.

  Includes 15,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 30, 2001.

  Includes 12,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 30, 2001.

  Includes 15,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 30, 2001.

  Includes 125,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 30, 2001. Also includes 367,776 shares beneficially held by Ms. Hawley, Mr. van Overbeek's wife.

  Includes 195,756 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 30, 2001.

  Includes 365,891 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 30, 2001.

  Includes 310,251 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 30, 2001. Also includes 266,849 shares beneficially held by Mr. van Overbeek, Ms. Hawley's husband.

  Includes 94,262 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 30, 2001.

  Includes 284,604 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 30, 2001.

  Includes 1,512,724 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 30, 2001.

Principal Stockholders

The following table sets forth information with respect to the only person, other than directors and executive officers, who beneficially owned (to the Company's knowledge) more than 5% of the Common Stock of ActionPoint as of March 30, 2001.

                                                  Amount
                                                and Nature
                                                    of         Percent
                                                Beneficial        of
    Name and Address of Beneficial Owner        Ownership       Class
---------------------------------------------  ------------  ------------
Dimensional Fund Advisors.....................     372,200          8.71%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 2000, with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the Company's four other highest-paid executive officers (the "Named Executives") (as determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and its subsidiaries for the three fiscal years ended December 31, 2000. No executive officers who would have otherwise been includible in such table on the basis of salary and bonus earned for the 2000 fiscal year have resigned or terminated employment during the fiscal year.

SUMMARY COMPENSATION TABLE

                                                            Long Term
                                   Annual Compensation     Compensation
                              ----------------------------    Awards
                                                           ------------     All
                                                            Securities     Other
                              Fiscal   Salary     Bonus    Underlying  Compensation
Name and Principal Position    Year    ($)(1)    ($)(2)    Options(#)    ($)(3)
----------------------------- -------- --------- --------- ------------ -----------

Kimra Hawley..................   2000   263,416   706,406            0       2,000
  President, Chief Executive     1999   239,333    89,280      100,000       2,000
  Officer and Director           1998   195,000    78,500       50,000       1,000

John Finegan..................   2000   200,000   455,482            0       2,000
  Chief Financial Officer,       1999   100,000    32,025       25,000       2,000
  Secretary and Director         1998   166,667   194,175       30,000       1,000

Joe Falk......................   2000   186,100   267,491       40,000       2,000
  Vice President, Sales          1999   148,750    92,975       20,000       2,000
                                 1998   135,530    74,677       20,000       1,000

Stephen Francis...............   2000   199,737   416,268            0       2,000
  Vice President, Business       1999   172,917    70,000      100,000       2,000
  Development                    1998   149,215    52,500       30,000       1,000

Johannes Schmidt..............   2000   219,094   795,558            0       2,000
  Chief Technical Officer        1999   203,333    64,050      100,000       2,000
  and Director                   1998   183,333    58,599       40,000       1,000

______________________________

  Includes salary deferred under the Company's 401(k) Plan.

  Substantially all of the bonus payments made in 2000 were made pursuant to ActionPoint's Special Incentive Bonus Plan, a stock price-based incentive plan. This plan was adopted in October 1999 to create an additional incentive for the Company's management team to increase stockholder value. The bonus payments under the plan were contingent upon the attainment of certain stock price levels for the Company's Common Stock over an extended period of time. The applicable price level objectives were achieved in February 2000.

  Consists of a matching contribution to the Company's 401(k) Plan.

Stock Options

The following table contains information concerning the grant of stock options made under the Company's 1993 Stock Option/Stock Issuance Plan for the 2000 fiscal year to the Named Executives.

OPTION GRANTS IN LAST FISCAL YEAR

                                      Individual Grants
                        ------------------------------------------
                                      % of
                                      Total                           Potential Realizable
                         Number of   Options                           Value at Assumed
                        Securities   Granted  Exercise                Annual Rates of Stock
                        Underlying     to       Price               Price Appreciation for
                          Options   Employees    per      Expir-        Option Term
                          Granted   in Fiscal   share     ation    -----------------------
         Name             (#)(1)      Year    ($/sh)(2)    Date     5% ($)(3)  10% ($)(3)
----------------------- ----------- --------- --------- ---------- ----------- -----------
Kimra Hawley............         0       -         -         -          -           -

John Finegan............         0       -         -         -          -           -

Joe Falk................    40,000       6.5%     4.56   07/31/10     114,710     290,698

Stephen Francis.........         0       -         -         -          -           -

Johannes Schmidt........         0       -         -         -          -           -

______________________________

  The option listed in the table was granted under the 1993 Stock Option/Stock Issuance Plan. For a description of the 1993 Plan, see Proposal 2. The option becomes exercisable as follows: 25% upon the completion of each of the first year of service measured from the vesting date, and an additional 6.25% upon the completion of each full quarter elapsed thereafter, until the option is fully vested upon the completion of the fourth year of service from the vesting commencement date. The option will vest in full if the Company is subject to a change in control. The option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

  The exercise price of the option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The optionee may be permitted, subject to the approval of the plan administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of Common Stock) in satisfaction of such tax liability.

  The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grant.

Option Exercises and Holdings

The following table provides information with respect to the Named Executives concerning the exercise of options during the 2000 fiscal year and unexercised options held as of the end of the 2000 fiscal year.

the end of the 1999 fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                      Number of Securities
                                     Underlying Unexercised   Value of Unexercised
                   Shares                 Options at          In-the-Money Options
                  Acquired             Fiscal Year-End(#)    at Fiscal Year-End($)
                     on     Value   ----------------------- -----------------------
                  Exercise Realized  Exercis-   Unexercis-   Exercis-   Unexercis-
      Name          (#)                able        able        able        able
----------------- -------- -------- ----------- ----------- ----------- -----------
Kimra Hawley......      0        0     284,500      82,000           0           0

John Finegan......      0        0     164,500      48,000           0           0

Joe Falk..........      0        0      83,250      61,750           0           0

Stephen Francis...      0        0     169,500      70,500           0           0

Johannes Schmidt..      0        0     276,750      78,250           0           0

______________________________

  Compensation Committee Interlocks and Insider Participation

  No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

  Change in Control Arrangements and Employment Contracts

  Outstanding options held by executive officers that were granted under the 1993 Plan will become immediately exercisable in full and unvested shares issued under the 1993 Plan will become fully vested, in the event of certain changes in the ownership or control of the Company. Proposal 2 regarding the amendment of the 1993 Plan includes a more detailed description of the applicable acceleration provisions. None of the Company's executive officers have employment agreements with the Company, and they or the Company may terminate their employment may be terminated at any time.

  Severance Agreements

  The Company initiated Severance Agreements with senior executives in 1998 and presently has such agreements with all nine executive officers. The Severance Agreements provide that each of these officers is entitled to benefits if:

    The Company terminates his or her employment without cause within 12 months after a change in control, or

    He or she resigns for good reason within six months after a change in control.

  The benefits include a lump sum severance payment equal to 100% of annual salary for the Chief Executive Officer, Ms. Hawley, and 50% of annual salary for the other officers. The benefits also include continuation of group insurance coverage for a period of 12 months for Ms. Hawley and six months for the other officers. However, group insurance coverage terminates when the officer becomes eligible for comparable coverage in connection with new employment. Finally, the Severance Agreements provide that the officers are entitled to prorated bonuses for the year in which their employment terminates. As a condition of providing these benefits, the Company may require that the officer remain employed for up to 90 days to ensure an orderly transition and that the officer execute a release of all claims that he or she may have against the Company.

  For purposes of the Severance Agreements, the term "change in control" generally includes:

    A merger after which the Company's stockholders own less than 50% of the surviving corporation's stock,

    A sale of all or substantially all of the Company's assets,

    A proxy contest that results in the replacement of 50% or more of the members of the Company's Board of Directors over a 24-month period, or

    Any transaction as a result of which another person owns 50% or more of the Company's stock.

  The severance agreements generally provide that an officer's resignation will be for "good reason" under the following circumstances:

    The officer has incurred a material reduction in his or her authority or responsibility, with the result that the officer's position is no longer comparable to the position that he or she held before the change in control,

    The officer has incurred a reduction of more than 10% in his or her base salary,

    The officer has been notified that his or her principal place of work will be relocated, with the result that the officer's commuting distance will increase by more than 40 miles, or

    The officer becomes employed by a successor to the Company and the successor fails to assume the Severance Agreement.

  REPORT OF THE COMPENSATION COMMITTEE

  The following is the Report of the Compensation Committee of the Board of Directors, describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2000.

  Purpose of the Compensation Committee

  The Committee is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

  Committee Structure

  The Committee is made up of two independent, non-employee members of the Board of Directors who meet during the first quarter of each fiscal year to set executive officer salaries, and as needed thereafter. No prior or current member of the Committee has any interlocking relationships as defined by the SEC.

  Objectives of the Compensation Program

  The objectives of the compensation program are: (1) to provide a means for the Company to attract and retain high-quality executives; (2) to tie executive compensation directly to the Company's business and performance objectives; and (3) to reward outstanding individual performance that contributes to the long-term success of the Company.

  Elements of Compensation

  Each executive officer's compensation package is ordinarily comprised of three elements: (1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group, (2) annual bonus plan compensation ordinarily payable in cash and tied to both the achievement of individaul performance objectives and Company financial performance goals established by the Committee, and (3) long-term stock-based incentive compensation which emphasizes a focus on Company growth and increased stockholder value.

  Base Compensation

  The base compensation for each executive officer is determined using an analysis of competitive salary ranges provided by an independent public accounting firm which focuses on companies similar in size and business who compete with ActionPoint in the recruitment and retention of senior personnel. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison of stockholder returns. Therefore, the compensation comparison group is not the same as the industry group in the index used in the Performance Graph, below.

  The Committee considers specifically the following factors in determining base compensation: (1) a comparison of the Company's growth and financial performance relative to the performance of competitors, (2) salary levels for comparable positions in the compensation comparison group and (3) each executive's responsibility level and financial and strategic objectives for the subsequent year. The Committee believes that the current base compensation for executive officers is at the mid-range of the companies in the compensation comparison group with which the Company competes for talent.

  Annual Bonus Plan Compensation

  The Company's annual bonus plan provides for incentive bonus compensation to all officers and a number of key employees based on the achievement of specific corporate performance targets established during the year relating to revenues and operating profits as well as specific individual performance objectives.

  Long-Term Stock-Based Incentive Compensation

  Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a four- year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting periods, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer, based on the aggregate exercise price, generally is set to a multiple of salary that the Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term and the individual's personal performance in recent periods. The Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate amount of equity incentive for that individual. The weight of these various factors will vary over time and with respect to each individual. However, the Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

  Special Incentive Bonus Plan

  This Plan was adopted by the Board of Directors of the Company on October 8, 1999 and was amended and restated on December 29, 1999, and again on February 1, 2000. The purpose of this Plan was to create an additional incentive for the Company's management team to increase stockholder value. To achieve this objective, this Plan provided for the one-time payment of $2.6 million of a combination of cash and stock bonuses in the event that the value of the Company's Common Stock were to attain certain increased price levels over a defined period of time. These price level objectives were achieved on February 9, 2000.

  Chief Executive Officer's Compensation

  Compensation for the Chief Executive Officer is determined by a process similar to that discussed above for executive officers. Ms. Hawley's base compensation for fiscal 2000 was established by the Board of Directors in March 2000. The Committee established Ms. Hawley's base salary adjustment based on an evaluation of her personal performance and the objective of having her base salary keep pace with salaries being paid to similarly situated chief executive officers. Further, the Committee intends base salary to provide Ms. Hawley with a level of stability and certainty each year and intends that this particular component of compensation not be affected to any significant degree by Company performance factors.

  The remaining components of Ms. Hawley's 2000 compensation, however, were dependent upon Company financial and shareholder value performance and provided no dollar guarantees. Payments in 2000 to Ms. Hawley under the special incentive bonus plan were dependent upon certain stock price objectives, as set forth above in the discussion of Special Incentive Bonus Plan. Remaining incentive bonus compensation for Ms. Hawley for the 2000 fiscal year was largely dependent on the achievements of specific corporate performance targets established at the beginning of the fiscal year, as set forth above in the discussion of Annual Bonus Plan Compensation.

  Deduction Limit for Executive Compensation

  Section 162(m) of the Internal Revenue Code, enacted in 1993, limits federal income tax deductions for compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions.

  The Committee believes that option grants under the 1993 Plan are exempt from the deduction limit. Because it is unlikely that other compensation payable to any Company executive has materially exceeded or would exceed the deduction limit in the near future, the Committee has not yet considered whether it will seek to qualify compensation other than options for the performance-based exception or will prohibit the payment of compensation that would materially exceed the deduction limit. However, in approving the amount and form of compensation for Company executives, the Committee will continue to consider all elements of cost to the Company of providing that compensation.

  Submitted by the Compensation Committee of the Company's Board of Directors:

  Daniel D. Tompkins, Chairman
  James Crawford III

  REPORT OF THE AUDIT COMMITTEE

  The Audit Committee of the Board of Directors of ActionPoint serves as the representative of the Board for general oversight of ActionPoint's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and ActionPoint's Standards of Business Conduct. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of ActionPoint. A more detailed description of the functions of the Audit Committee can be found in ActionPoint's Audit Committee Charter, attached to this proxy statement as Appendix 1.

  The Audit Committee was organized in June, 2000 The Audit Committee for the last fiscal year consisted of James E. Crawford, III, Daniel Tompkins and Bruce Silver. The Audit Committee held one meeting during the last fiscal year.

  Our management has primary responsibility for preparing ActionPoint's financial statements and financial reporting process. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of ActionPoint's audited financial statements to generally accepted accounting principles. The Audit Committee has general oversight responsibility with respect to Model's financial reporting, and reviews the results and scope of the audit and other services provided by the Model's independent auditors.

  In this context, the Audit Committee hereby reports as follows:

    The Audit Committee has reviewed and discussed the audited financial statements with ActionPoint's management and the independent auditors.

    The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standard, AU 380).

    The Audit Committee discussed with the independent auditor's the auditor's independence from ActionPoint and its management. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

  Audit Fees

    Fees for the fiscal year 2000 audit and the review of Forms 10-Q are $88,000 , of which an aggregate amount of $50,000 has been billed through December 31, 2000.

  Financial Information Systems Design and Implementation Fees

    PricewaterhouseCoopers did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2000.

  All Other Fees

  Aggregate fees billed for all other services rendered by PricewaterhouseCoopers for the fiscal year ended December 31, 2000 are $51,000.

  Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of ActionPoint, and the Board has approved, that the audited financial statements be included in ActionPoint 's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP, as our independent auditors.

  Each of the members of the Audit Committee is independent as defined under the listing standards of The Nasdaq National Market.

  Submitted by the following members of the Audit Committee:

  James E. Crawford, III

  Daniel Tompkins

  Bruce Silver

  COMPARISON OF STOCKHOLDER RETURN

  This graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) of the Company's Common Stock price with the cumulative total returns of the S&P Midcap 400 Index and the S&P Technology Sector Index. The graph covers the five periods from December 31, 1995, through the fiscal year ended December 31, 2000. The graph assumes that $100 was invested on December 31, 1995 in the Company's Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                                      Years Ended December 31,
                     -----------------------------------------------------
                       1995     1996     1997     1998     1999     2000
                     -------- -------- -------- -------- -------- --------
ACTIONPOINT, INC.    $100.00   $50.00   $34.91   $39.66   $96.12   $14.23
S&P Midcap 400 Index  100.00   119.20   157.65   187.78   215.42   253.13
Technology-500        100.00   141.87   178.89   309.44   541.93   325.43

(Dollars)

  _________________

    The performance graph and all of the material in the Compensation Committee Report and the Audit Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

    CERTAIN TRANSACTIONS

    On April 10, 1997, Mr. van Overbeek, then President and Chief Executive Officer of the Company received a loan from the Company of $276,000. The loan had an interest rate of 8.25% per annum and initially had a two year term which was subsequently amended to be due on July 31, 2000 and was secured by certain of Mr. van Overbeek's personal assets. At December 31, 2000, all principal and interest amounts had been repaid and no balance was outstanding.

    The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    ANNUAL REPORT

    A copy of the Annual Report of the Company for the fiscal year ended December 31, 2000, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except for "Executive Officers" from Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

    FORM 10-K

    The Company filed an Annual Report on Form 10-K with the SEC. Stockholders may obtain a copy of this report, without charge, by writing to Mr. John Finegan, Secretary, at the Company's executive offices at 1299 Parkmoor Avenue, San Jose, California 95126.

    OTHER MATTERS

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

By Order of the Board of Directors Kimra Hawley President and Cheif Executive Officer

    May 4, 2001

    San Jose, California

    Appendix 1

    ACTIONPOINT, INC.

    AUDIT COMMITTEE CHARTER

    Purpose and Policy

    The Audit Committee shall provide assistance and guidance to the Board of Directors of the Company in fulfilling its oversight responsibilities to the Company's shareholders with respect to the Company's corporate accounting and reporting practices, as well as the quality and integrity of the Company's financial statements and reports. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee, the independent auditors and the Company's senior management.

    Composition and Organization

    The Audit Committee shall consist of at least three members of the Board of Directors. The members of the Audit Committee shall satisfy the independence and experience requirements of the Nasdaq Market.

    The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company promptly after each meeting. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and the Delaware General Corporation Law.

    Responsibilities

    In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. To implement the policy of the Audit Committee, the Committee shall be charged with the following functions:

      To recommend annually to the Board of Directors the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year, which firm is ultimately accountable to the Audit Committee and the Board, as representatives of the Company's shareholders.
      To review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefor, and all other matters the Audit Committee deems appropriate.
      To evaluate, together with the Board, the performance of the independent auditors and, if so determined by the Audit Committee, to recommend that the Board replace the independent auditors.
      To receive written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the auditors any disclosed relationships or services that could affect the auditors' objectivity and independence and otherwise to take, and if so determined by the Audit Committee, to recommend that the Board take, appropriate action to oversee the independence of the auditors.
      To review, upon completion of the audit, the financial statements to be included in the Company's Annual Report on Form 10-K.
      To discuss with the independent auditors the results of the annual audit, including the auditors' assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the independent auditors under generally accepted accounting standards.
      To evaluate the cooperation received by the independent auditors during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information.
      To review with the independent auditors the interim financial statements before the Company files their Form 10-Q with the Commission.
      To confer with the independent auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect.
      To confer with the independent auditors and senior management in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors or senior management believe should be discussed privately with the Audit Committee.
      To review with counsel any significant regulatory or other legal matters that could have a material impact on the Company's financial statements, if, in the judgment of the Audit Committee, such review is necessary or appropriate.
      To investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Audit Committee, such investigation or retention is necessary or appropriate.
      To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.
      To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.
      To report to the Board of Directors from time to time or whenever it shall be called upon to do so.
      To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

    ACTIONPOINT, INC.
    PROXY
    Annual Meeting of Stockholders
    June 20, 2001

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints KIMRA HAWLEY and JOHN FINEGAN and each or either of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of ACTIONPOINT, INC., held of record by the undersigned on April 30, 2001, at the Annual Meeting of Stockholders of Actionpoint, Inc. to be held June 20, 2001, or at any adjournment or postponement thereof.

    The Board of Directors recommends a vote FOR Proposal Nos. 1, 2, 3 and 4. This Proxy, when properly executed, will be voted as specified on the reverse side. This Proxy will be voted FOR Proposal Nos. 1, 2, 3 and 4 if no specification is made.

      1. ELECTION OF DIRECTORS

   [ ] 1 FOR all nominees        [ ]  2 WITHHOLD AUTHORITY
         listed below                 to vote for all nominees

   [ ] 3 EXCEPTIONS

      INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and strike a line through the nominee's name in the list below:

                James Crawford III              Bruce Silver
                Kimra Hawley                    Daniel D. Tompkins
                Thomas T. van Overbeek          Johannes P. Schmidt
                John Finegan

      2. To approve an amendment to the Company's 1993 Stock Option/Stock Issuance Plan to increase the number of shares of Common Stock for issuance thereunder by 150,000 shares to 3,274,852 shares.

   [ ]  4 FOR   [ ] 5 AGAINST   [ ] 6 ABSTAIN

      3. To approve an amendment to the Company's 1998 Employee Stock Purchase Plan to increase the number of shares of Common Stock for issuance thereunder by 100,000 shares to 350,000 shares.

   [ ]  7 FOR   [ ] 8 AGAINST   [ ] 9 ABSTAIN

      4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company.

   [ ]  10 FOR   [ ] 11 AGAINST   [ ] 12 ABSTAIN

      5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

           Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                   DATED: ___________________________, 2001

Signature     ________________________________________________________________

              ________________________________________________________________
              (Additional signature if held jointly)

      PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.